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                                  EXHIBIT 99.1

   INTERNAP ANNOUNCES AGREEMENT TO PURCHASE CO SPACE, RAISING THE BAR IN IP
                             QUALITY OF SERVICE

ACQUISITION EXPANDS MARKET OPPORTUNITY FOR ONE-STOP IP CONNECTIVITY MARKETPLACE

SEATTLE, WA, MAY 30, 2000 - InterNAP Network Services Corporation
(NASDAQ :INAP), the high-performance Internet connectivity provider, announced today the signing of a definitive agreement to acquire CO Space, Inc., a leading co-location service provider.

Under the terms of the agreement, InterNAP common stock with an aggregate value of approximately $244 million would be exchanged for all outstanding shares and rights to acquire shares of CO Space's capital stock. The number of shares to be issued is subject to a "collar" providing a maximum and minimum number of shares of InterNAP common stock that would be issuable in the transaction of 8.8 million shares and 7.2 million shares, respectively. The acquisition has been approved by the boards of directors of both companies and is expected to close by the end of the third quarter of 2000. This transaction is subject to certain closing conditions, including approval by CO Space's stockholders and approval under the Hart-Scott-Rodino Antitrust Improvements Act.

The acquisition gives InterNAP the ability to accelerate the delivery of its high performance IP connectivity service to those customers with co-location requirements, significantly expanding InterNAP's market opportunity. This move augments InterNAP's Preferred Co-location Provider Program by providing additional co-location space where InterNAP's customers with mission-critical needs reside. InterNAP considers its Preferred Co-location Provider Program a strategic advantage in offering its IP connectivity and expects to continue to add partners in key global markets.

After the closing of the transaction, InterNAP would have nearly 275,000 gross square feet of co-location space in 13 locations through a combination of its Preferred Co-location Provider Program and owned facilities. In addition, InterNAP would acquire a pipeline of facility leases in key markets that it could choose to build out to meet future customer demand.

"For the first time in the Internet industry, we would provide both managed IP connectivity and high quality data centers under one roof-creating a standard of service and performance," said Tony Naughtin, president and CEO of InterNAP. "The demand for high performance IP connectivity services is exploding, and the sector with co-location requirements accounts for approximately 40 percent of the total U.S. market opportunity. By teaming up with CO Space, we would not only offer customers access to a large footprint of high quality data centers but, just as important, faster installation and turn-up time. This is a great fit for us because it allows us to accelerate the growth of our business and create additional shareholder value."

"We are excited to join InterNAP and leverage our expertise in pursuit of its vision," said CO Space president and founder G. Gabriel Cole. "This transaction allows InterNAP to raise the bar in quality of service by making more space available in which it will extend its intelligent IP routing connectivity for strategic customers."

CO Space is expected to become a wholly owned subsidiary of InterNAP and would continue to be headquartered in Massachusetts. G. Gabriel Cole, president and founder of CO Space, would join InterNAP's senior management team as Vice President of Business Exchange Services. Under the terms of the agreement, InterNAP agreed to provide interim financing of $25 million to CO Space for ongoing build-out of facilities and operations. Morgan Stanley Dean Witter served as financial advisor to InterNAP in this transaction. Bear Stearns & Co, Inc represented CO Space.

InterNAP's patented connectivity service routes data to and from businesses across the Internet in a manner that minimizes data loss by avoiding the Internet's conventional traffic exchange process known as "peering." Private and public "peering" arrangements between backbone providers lead not only to congestion at peering points, but also to routing inefficiencies, two factors that significantly reduce the speed of data transmission across the Internet.


                                    1.
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InterNAP's P-NAP-Registered Trademark- facilities and ASsimilator-TM-
technology orchestrate the routing of mission-critical data in a faster, more reliable, and more managed fashion than conventional Internet technology.


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